Exhibit 5.1

March 25, 2026

GCT Semiconductor Holding, Inc.

2290 North 1st Street, Suite 201

San Jose, CA 95131

Re:	GCT Semiconductor Holding, Inc., Registration Statement on Form S-3 (File No. 333-286316)

Ladies and Gentlemen:

We have acted as counsel for GCT Semiconductor Holding, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of (i) up to $20,000,000 aggregate principal amount of its convertible promissory notes (the “Notes”) and (ii) the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable from time to time upon conversion of the Notes (the “Shares”), pursuant to a Convertible Promissory Note Purchase Agreement (the “Purchase Agreement”) with Obsidian Global GP LLC (the “Purchaser”).

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3 (File No. 333-286316) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on April 9, 2025, the prospectus supplement dated March 25, 2026 (the “Prospectus Supplement”), and the accompanying base prospectus dated April 9, 2025 (the “Base Prospectus”), as well as originals, or copies certified or otherwise identified to our satisfaction, of the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Company, the Purchase Agreement, the form of Convertible Promissory Note, and such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the limitations and qualifications described below, we are of the opinion that:

(A)

The Notes, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner described in the Prospectus Supplement and the Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

(B)	The Shares, when issued by the Company upon conversion of the Notes in accordance with the terms of the Notes and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinion regarding enforceability set forth in paragraph (A) above is limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles.

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Annual Report on Form 10-K, which is incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP